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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2020 FINANCIAL RESULTS

•	Sales of $236 million, down 37% from last year; Organic Sales down 32%

•	Operating Income of $10.1 million; Adjusted Operating Income of $27.8 million, down 52%

•	Operating Margin of 4.3%; Adjusted Operating Margin of 11.8%, down 390 bps

•	GAAP EPS of $0.01; Adjusted EPS of $0.27, Down 64% from a Year Ago

•	Solid Balance Sheet Maintained, Leverage Sustained at 2.4x EBITDA

•	2020 Full Year Outlook Remains Suspended; Provides Third Quarter Expectation

BRISTOL, Conn., July 28, 2020 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the second quarter 2020.
“As expected, the severe disruption brought on by the COVID-19 pandemic significantly impacted our businesses across the globe. The aerospace industry was virtually shut down as aircraft manufacturers halted production and airlines cut flights, parked aircraft, and curtailed spending. Industrial end markets struggled as customers’ manufacturing operations were offline or operating at a fraction of their normal capacity,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “In anticipation of the approaching disruption, we took comprehensive pre-emptive actions to adjust our cost structure and preserve cash. While restructuring initiatives are never easy, our actions position the Company to remain competitive in a very challenging environment and will contribute to a more expedient recovery and a stronger business,” added Dempsey.

Second Quarter Highlights
Second quarter 2020 net sales of $236 million were down 37% from $372 million in the prior year period, with organic sales (1) declining 32%. Divested Seeger sales had a negative impact of 4%, while foreign exchange had a negative impact of 1%. Operating income was $10.1 million versus $57.0 million a year ago.
On July 6, 2020, the Company announced a second quarter restructuring charge, primarily related to workforce reductions, of approximately $18 million. Excluding this restructuring charge, and $1.4 million of Gimatic short-term purchase accounting adjustments last year, adjusted operating income was $27.8 million versus $58.3 million a year ago, a decrease of 52%. Adjusted operating margin was 11.8%, down 390 bps from 15.7% in the prior year period.
Interest expense was $3.9 million, a decrease of $1.5 million from the prior year period, due to decreased average borrowings and the benefit of a lower average interest rate.

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Other expense was $1.1 million compared to $1.7 million a year ago, primarily as a result of a lower foreign currency loss this year versus last year.

The Company's effective tax rate for the second quarter of 2020 was 89.0% compared with 24.5% in the second quarter of 2019 and 23.4% for the full year 2019. The increase in the second quarter of 2020 effective tax rate from the full year 2019 rate is primarily due to a change in the forecasted geographic sources of income relative to our prior forecast with reductions occurring in several low tax jurisdictions, partially offset by a benefit related to a refund of withholding taxes and a reduction of the statutory tax rate at one of our international operations. Our full year 2020 tax rate, which includes the recognition of tax expense related to the Seeger sale, is forecasted to be approximately 34%.

Net income for the second quarter was $0.6 million, or $0.01 per diluted share, compared to $37.6 million, or $0.73 per diluted share, a year ago. On an adjusted basis, net income per share of $0.27 was down 64% from a year ago. Adjusted net income per diluted share in the second quarter of 2020 excludes $0.26 of restructuring charges, while last year’s second quarter excludes $0.02 of Gimatic short-term purchase accounting adjustments.
Year-to-date 2020 cash provided by operating activities was $123.1 million versus $108.2 million in the prior year period. Free cash flow was $103.3 million compared to $82.7 million last year-to-date. Capital expenditures year-to-date were $19.8 million, down $5.6 million from last year-to-date.

Segment Performance and End Market Outlook

Industrial
Second quarter sales were $165.0 million, down 29% from $233.4 million in the prior year period. Organic sales decreased 22% primarily related to a significant volume decrease caused by the impact of the COVID-19 pandemic on automotive and industrial end markets. Divested Seeger revenues of $14.3 million had a negative impact of 6%, while unfavorable foreign exchange decreased sales by $2.7 million, or 1%.

Operating loss in the second quarter was $0.3 million, versus $27.4 million operating profit in the prior year period. The operating profit decrease was driven by the lower sales volumes and a restructuring charge of $15.8 million, partially offset by cost initiatives such as workforce furloughs, temporary salary reductions, and the curtailing of discretionary expenses. Excluding the restructuring charge in this year’s second quarter, and the Gimatic short-term purchase accounting adjustments last year, adjusted operating profit was $15.5 million, down 46% as compared to $28.8 million a year ago. Adjusted operating margin was 9.4%, down 290 bps from 12.3% last year.

The global COVID-19 pandemic continues to have an impact on our order rates and recovery expectations for our industrial end markets. With automotive plants coming back online, albeit with reduced capacity, we are experiencing the green shoots of a recovery. However, significant uncertainty remains regarding automotive investment and new program launches. General industrial markets likewise are showing signs of gradual recovery. Automation and medical end markets have remained relative bright spots, with some order improvement in personal care and packaging realized in the second quarter.

Aerospace
Second quarter sales were $70.5 million, down 49% from $138.3 million in the same period last year as the COVID-19 pandemic essentially shut down global aerospace end markets. Aerospace original equipment manufacturing (“OEM”) sales decreased 52% while aftermarket sales decreased 42%.

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Operating profit was $10.4 million, down 65% from $29.5 million in the prior year period, reflecting the lower sales volumes and a restructuring charge of $1.9 million, partially offset by cost containment initiatives similar to those in Industrial. Excluding the restructuring charge in this year’s second quarter, adjusted operating profit was $12.4 million, down 58% from a year ago. Adjusted operating margin was 17.5%, down 390 bps from 21.4% last year.

Aerospace OEM backlog ended the quarter at $555 million, down 21% from March 2020. The Company expects to ship approximately 45% of this backlog over the next 12 months.

In the second quarter, aerospace end markets were severely impacted by the global pandemic. Our OEM business will experience lower demand for its manufactured products as production cuts at Boeing and Airbus have been initiated. Recovery of OEM markets is anticipated to take several years. For the aftermarket, significantly reduced aircraft utilization, increased levels of aircraft removed from service, and reduced airline profitability will impact our business. As flight activity resumes, we anticipate the aftermarket business to gradually recover. However, the duration of the disruption is unknown, and we anticipate the aftermarket recovery to lag the improvement in aircraft utilization.

Balance Sheet and Liquidity

Barnes Group’s balance sheet remains well-positioned with sufficient liquidity to fund operations. The Company has liquidity of $74 million in cash and $393 million of undrawn revolving credit facility available for deployment, with the latter limited to approximately $260 million on June 30, 2020 based on defined senior debt covenants. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our revolving credit agreement, was maintained at 2.4 times, unchanged from both December 2019 and March 2020. The Company is in full compliance with all covenants under the revolving credit agreement which matures in February 2022.

2020 Full Year Outlook Remains Suspended

Barnes Group believes that the prevailing business environment does not allow for the forecast of performance with reasonable precision, and as such the Company continues to suspend its 2020 full year outlook. As clarity in our end markets returns, the Company will reestablish its practice of providing annual guidance.

For the third quarter of 2020, we will continue to be impacted by the COVID-19 global pandemic. As such, our current view is for organic sales to be lower than last year’s third quarter by approximately 30%, though up sequentially from the second quarter of 2020 by approximately 6%. Operating margin is expected to approximate 10.0%. Adjusted earnings per share are anticipated to be in the range of $0.22 to $0.32. Our full year 2020 capital expenditures forecast of $40 to $45 million is down slightly from our prior view.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss second quarter 2020 results at 8:30 a.m. ET today, July 28, 2020. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 8668126. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

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In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Tuesday, July 28, 2020 until 11:59 p.m. (ET) on Tuesday, August 4, 2020, by dialing (416) 621-4642; Conference ID 8668126.
Note:
(1) Organic sales decline represents the total reported sales decrease within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the impacts of the COVID-19 pandemic on our business, including on demand, supply chains, operations and our ability to maintain sufficient liquidity throughout the unknown duration and severity of the crisis; the failure to achieve anticipated cost savings associated with the workforce reductions and restructuring actions previously announced by the Company (the “Plan”); the ability to successfully execute the Plan; higher than anticipated costs in implementing the Plan; the preliminary nature of our cost and savings estimates related to the Plan, including the timing of such charges and savings, which are subject to change as the Company makes decisions and refines estimates over time; timing delays in implementing the Plan; our ability to realize all of the cost savings and benefits anticipated in connection with the Plan; management and employee distraction resulting from the Plan; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; integration of acquired businesses; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature (including the COVID-19 pandemic); and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2020	2019	% Change	2020	2019	% Change
Net sales	$235,537	$371,669	(36.6)	$566,207	$748,360	(24.3)

Cost of sales	147,058	238,306	(38.3)	355,306	482,949	(26.4)
Selling and administrative expenses	78,364	76,406	2.6	151,472	157,804	(4.0)
	225,422	314,712	(28.4)	506,778	640,753	(20.9)
Operating income	10,115	56,957	(82.2)	59,429	107,607	(44.8)

Operating margin	4.3%	15.3%		10.5%	14.4%

Interest expense	3,898	5,399	(27.8)	8,223	10,512	(21.8)
Other expense (income), net	1,060	1,712	(38.1)	2,654	3,519	(24.6)
Income before income taxes	5,157	49,846	(89.7)	48,552	93,576	(48.1)
Income taxes	4,590	12,230	(62.5)	18,252	21,968	(16.9)
Net income	$567	$37,616	(98.5)	$30,300	$71,608	(57.7)

Common dividends	$8,072	$8,086	(0.2)	$16,205	$16,303	(0.6)

Per common share:
Net income:
Basic	$0.01	$0.73	(98.6)	$0.60	$1.39	(56.8)
Diluted	0.01	0.73	(98.6)	0.59	1.38	(57.2)
Dividends	0.16	0.16	—	0.32	0.32	—

Weighted average common shares outstanding:
Basic	50,764,575	51,251,149	(0.9)	50,912,854	51,454,844	(1.1)
Diluted	51,008,922	51,743,483	(1.4)	51,200,967	51,965,343	(1.5)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2020	2019	% Change		2020	2019	% Change
Net sales
Industrial	$165,031	$233,404	(29.3)		$364,131	$475,906	(23.5)
Aerospace	70,508	138,265	(49.0)		202,079	272,454	(25.8)
Intersegment sales	(2)	—			(3)	—
Total net sales	$235,537	$371,669	(36.6)		$566,207	$748,360	(24.3)

Operating profit (loss)
Industrial	$(300)	$27,430	(101.1)		$17,625	$48,931	(64.0)
Aerospace	10,415	29,527	(64.7)		41,804	58,676	(28.8)
Total operating profit	$10,115	$56,957	(82.2)		$59,429	$107,607	(44.8)

Operating margin			Change				Change
Industrial	-0.2%	11.8%	(1,200)	bps.	4.8%	10.3%	(550)	bps.
Aerospace	14.8%	21.4%	(660)	bps.	20.7%	21.5%	(80)	bps.
Total operating margin	4.3%	15.3%	(1,100)	bps.	10.5%	14.4%	(390)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$74,238	$93,805
Accounts receivable	256,955	348,974
Inventories	262,620	232,706
Prepaid expenses and other current assets	71,709	67,532
Assets held for sale	—	21,373
Total current assets	665,522	764,390

Deferred income taxes	25,481	21,235
Property, plant and equipment, net	349,485	356,603
Goodwill	934,001	933,022
Other intangible assets, net	558,280	581,116
Other assets	55,727	53,924
Assets held for sale	—	28,045
Total assets	$2,588,496	$2,738,335

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$5,341	$7,724
Accounts payable	104,374	118,509
Accrued liabilities	222,422	209,992
Long-term debt - current	1,811	2,034
Liabilities held for sale	—	4,616
Total current liabilities	333,948	342,875

Long-term debt	711,357	825,017
Accrued retirement benefits	93,432	93,358
Deferred income taxes	87,198	88,408
Long-term tax liability	59,063	66,012
Other liabilities	45,792	45,148
Liabilities held for sale	—	6,989

Total stockholders' equity	1,257,706	1,270,528
Total liabilities and stockholders' equity	$2,588,496	$2,738,335

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2020	2019
Operating activities:
Net income	$30,300	$71,608
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,258	50,251
Gain on disposition of property, plant and equipment	(111)	(38)
Stock compensation expense	5,798	6,294
Seeger divestiture charges	6,620	—
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	89,426	11,691
Inventories	(32,551)	5,639
Prepaid expenses and other current assets	(6,607)	(11,927)
Accounts payable	(12,401)	(10,355)
Accrued liabilities	2,581	(3,843)
Deferred income taxes	(5,417)	(1,706)
Long-term retirement benefits	(2,730)	(2,682)
Long-term tax liability	—	(6,949)
Other	2,911	172
Net cash provided by operating activities	123,077	108,155

Investing activities:
Proceeds from disposition of property, plant and equipment	230	173
Proceeds from the sale of businesses, net of cash sold	36,879	—
Investment in restricted cash	(6,621)	—
Capital expenditures	(19,800)	(25,434)
Net cash (provided) used by investing activities	10,688	(25,261)

Financing activities:
Net change in other borrowings	(2,167)	25,012
Payments on long-term debt	(164,370)	(222,322)
Proceeds from the issuance of long-term debt	50,000	175,918
Proceeds from the issuance of common stock	350	1,169
Common stock repurchases	(15,550)	(50,347)
Dividends paid	(16,205)	(16,303)
Withholding taxes paid on stock issuances	(137)	(186)
Other	(3,531)	(1,715)
Net cash used by financing activities	(151,610)	(88,774)

Effect of exchange rate changes on cash flows	(1,722)	31
Decrease in cash and cash equivalents	(19,567)	(5,849)

Cash and cash equivalents at beginning of period	93,805	100,719
Cash and cash equivalents at end of period	$74,238	$94,870

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2020	2019
Free cash flow:
Net cash provided by operating activities	$123,077	$108,155
Capital expenditures	(19,800)	(25,434)
Free cash flow (1)	$103,277	$82,721

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2020	2019	% Change		2020	2019	% Change
SEGMENT RESULTS
Operating Profit (Loss) - Industrial Segment (GAAP)	$(300)	$27,430	(101.1)		$17,625	$48,931	(64.0)
Gimatic short-term purchase accounting adjustments	—	1,387			—	5,373
Restructuring/reduction in force charges	15,766	—			15,766	—
Seeger divestiture adjustments	—	—			2,409	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$15,466	$28,817	(46.3)		$35,800	$54,304	(34.1)

Operating Margin - Industrial Segment (GAAP)	-0.2%	11.8%	(1,200)	bps.	4.8%	10.3%	(550)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	9.4%	12.3%	(290)	bps.	9.8%	11.4%	(160)	bps.

Operating Profit - Aerospace Segment (GAAP)	$10,415	$29,527	(64.7)		$41,804	$58,676	(28.8)
Restructuring/reduction in force charges	1,939	—			1,939	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$12,354	$29,527	(58.2)		$43,743	$58,676	(25.5)

Operating Margin - Aerospace Segment (GAAP)	14.8%	21.4%	(660)	bps.	20.7%	21.5%	(80)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	17.5%	21.4%	(390)	bps.	21.6%	21.5%	10	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$10,115	$56,957	(82.2)		$59,429	$107,607	(44.8)
Gimatic short-term purchase accounting adjustments	—	1,387			—	5,373
Restructuring/reduction in force charges	17,705	—			17,705	—
Seeger divestiture adjustments	—	—			2,409	—
Operating Income as adjusted (Non-GAAP) (1)	$27,820	$58,344	(52.3)		$79,543	$112,980	(29.6)

Operating Margin (GAAP)	4.3%	15.3%	(1,100)	bps.	10.5%	14.4%	(390)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.8%	15.7%	(390)	bps.	14.0%	15.1%	(110)	bps.

Diluted Net Income per Share (GAAP)	$0.01	$0.73	(98.6)		$0.59	$1.38	(57.2)
Gimatic short-term purchase accounting adjustments	—	0.02			—	0.08
Restructuring/reduction in force charges	0.26	—			0.26	—
Seeger divestiture adjustments	—	—			0.13	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.27	$0.75	(64.0)		$0.98	$1.46	(32.9)

	Full-Year 2019
Diluted Net Income per Share (GAAP)	$3.07
Gimatic short-term purchase accounting adjustments	0.03
Seeger divestiture non-cash impairment charge	0.11
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$3.21

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2020: 1) adjustments related to the divestiture of the Seeger business, including $2.4M reflected within the Industrial segment's operating profit and $4.2M of tax expense, and 2) charges taken in the second quarter of 2020 related to restructuring and workforce reduction actions to be implemented across its businesses. The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition and the non-cash impairment charge related to the divestiture of the Seeger business from its “as adjusted” financial measurements for 2019. The non-cash impairment charge was recorded pre-tax in 2019 as the tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the restructuring actions in 2020 and the short-term purchase accounting adjustments in 2019 were calculated based on the respective tax jurisdictions and range from approximately 26% to 28%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.